Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated June 23, 2023, relating to the financial statements and financial highlights of Cabana Target Drawdown 13 ETF, Cabana Target Drawdown 16 ETF, Cabana Target Leading Sector Conservative ETF and Cabana Target Leading Sector Aggressive ETF, each a series of Exchange Listed Funds Trust, for the year ended April 30, 2023, and to the references to our firm under the heading “Independent Registered Public Accounting Firm”, “Experts”, and “Appendix C - Financial Highlights” in the Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

November 6, 2023